Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE

•	Tik-1 exploration well spudded in Hungary; 3-D survey underway
•	Joint venture agreement completed for deep gas play in Hungary
•	Production from three platforms in South Akcakoca Sub-basin project now approximately 30 million cubic feet of gas per day
•	Joint venture agreement for Sea of Marmara exploration disclosed; another joint venture agreement in Thrace Black Sea close to completion

DALLAS, TEXAS – (April 7, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) today provided an operational update.

Drilling operations begun on Hungarian exploration well; joint venture agreement completed for deep gas play

Toreador announced today that drilling operations have begun on the Tik-1 exploration well in the company’s Szolnok block in Hungary. The well is planned to reach a total depth of over 2,250 meters and is testing the hydrocarbon potential of the Pannonian, Miocene and pre-Miocene formations. Operations are expected to take four to six weeks to complete.

An approximately 150 square kilometer 3-D seismic survey is also underway on the Szolnok block. The survey is being acquired to develop leads into prospects along a structural high between two sub-basins on the southern edge of the Szolnok block. It is anticipated that field operations will take approximately six weeks.

As previously announced, the Tik-1 well and the 3-D seismic survey are part of a $10 million exploration program (including an additional exploration well to be drilled later) in Toreador’s Szolnok exploration block. In return for funding the program, four joint venture partners will earn an aggregate 75% working interest in the block. Toreador is being carried for its 25% working interest and is the operator.

In Toreador’s Tompa exploration block, the previously announced joint venture to drill, stimulate and test a delineation well to evaluate a deep gas play has been finalized. A private European energy fund will drill, case and test a well projected to cost up to $16 million in return for a 75% interest in any unconventional hydrocarbon resources discovered by the joint venture in the Kiskunhalas Trough area located in the northwest corner of Toreador’s Tompa block. Toreador is

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being carried for its 25% interest in the well. Operations are expected to commence in the fourth quarter of 2008, subject to the securing of a drilling rig.

Production from South Akcakoca Sub-basin project now at approximately 30 million cubic feet of gas per day from three platforms

Offshore Turkey in the Black Sea, production from all three platforms in the South Akcakoca Sub-basin (SASB) project is at approximately 30 million cubic feet of gas per day from seven wells, two on the Ayazli platform, two on the Dogu Ayazli platform, and three on the Akkaya platform. Production from the Ayazli platform was initiated in mid-March and the Dogu Ayazli-2 well was recently re-perforated to increase production volumes. In March the wellhead price for SASB natural gas sales was approximately $9.50 per thousand cubic feet, as the Turkish lira weakened against the U.S. dollar.

Joint venture formed for exploration in the Sea of Marmara

Toreador has formed a joint venture with Thrace Basin Natural Gas Türkiye Corporation and Pinnacle Turkey Inc. to explore six blocks in the northwest area of the Sea of Marmara adjacent to natural gas production onshore in the Thrace area of Turkey and to the immediate west of the offshore Kuzey Marmara Field. Toreador is contributing three blocks of approximately 364 thousand acres total and the other two joint venture partners are contributing their interests in three blocks closer inshore of approximately 117 thousand acres. Toreador will be the operator offshore and own a 50% working interest, with Thrace Basin and Pinnacle each owning a 25% working interest respectively. Thrace Basin will be the operator for all onshore activities including marketing.

Joint venture agreement expected to be completed soon for Thrace Black Sea exploration permit

A joint venture agreement for exploration in the 800,000 acre Thrace Black Sea permit area in Turkish waters between the Bulgarian border and the Bosporus is anticipated to be concluded soon. A Canadian oil and gas company is expected to agree to spend approximately $10.7 million in exploration expenses to earn a 42% interest in the eight permit blocks in the area. Toreador will retain a 25% working interest and current partner HEMA will retain a 33% interest.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Toreador provides operational update, April 7, 2008	Page 3 of 3

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, the successful completion of joint venture agreements, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 972-249-5389

syee@toreador.net